                                                                    EXHIBIT 99.1

                         INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                            ----
I.     Unaudited Pro Forma Consolidated Financial Statements for RCN Corporation
       -------------------------------------------------------------------------

       Unaudited Pro Forma Consolidated Statements of Operations for
       the year ended December 31, 1998.................................................     F - 1

       Unaudited Pro Forma Consolidated Statements of Operations for the nine
       months ended September 30, 1999..................................................     F - 2

       Unaudited Pro Forma Balance Sheets as of September 30, 1999......................     F - 3

II.    Audited Consolidated Financial Statements for 21st Century Telecom Group,
       -------------------------------------------------------------------------
       Inc. for the Year Ended December 31, 1998
       -----------------------------------------

       Report of Independent Public Accountants.........................................     F - 7

       Consolidated Balance Sheets as of December 31, 1998 and March 31, 1998...........     F - 8

       Consolidated Statements of Operations for the nine months ended December 31,
       1998 and for the years ended March 31, 1998 and 1997.............................     F - 9

       Consolidated Statements of Changes in Shareholders' Equity for the nine months ended December 31, 1998 and for the years ended March 31, 1998 and
       1997.............................................................................     F - 10

       Consolidated Statements of Cash Flows for the nine months ended December
       31, 1998 and for the years ended March 31, 1998 and 1997.........................     F - 11

       Notes to Consolidated Financial Statements.......................................     F - 12

III.   Unaudited Interim Consolidated Financial Statements for 21st Century
       --------------------------------------------------------------------
       Telecom Group, Inc.
       -------------------

       Consolidated Balance Sheets as of September 30, 1999 and December 31, 1998.......     F - 27

       Consolidated Statements of Operations for the three and nine months ended
       September 30, 1999 and September 30, 1998........................................     F - 28

       Consolidated Statements of Cash Flows for the nine months ended September
       30, 1999 and September 30, 1998..................................................     F - 29

       Consolidated Statements of Changes in Shareholders' Equity for the nine
       months ended September 30, 1999..................................................     F - 30

       Notes to Unaudited Interim Consolidated Financial Statements.....................     F - 31

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The following unaudited pro forma consolidated statements of operations set forth the historical statements of operations of RCN for the year ended December 31, 1998 and the nine months ended September 30, 1999 and as adjusted for the definitive agreement for acquisition of 21st Century Telecom Group, Inc as if such transaction had been consummated on the first day of the respective periods for the purposes of the pro forma statements of operations and on September 30,1999 for the purpose of the pro forma balance sheet.

Management believes that the assumptions used provide a reasonable basis on which to present such unaudited pro forma statements of operations. The unaudited pro forma statements of operations should be read in conjunction with the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the year ended December 31, 1998.

The unaudited pro forma statements of operations are provided for information purposes only and should not be construed to be indicative of RCN's results of operations had the transaction and events described above been consummated on the dates assumed, and are not necessarily indicative of RCN's future results of operations or financial condition.

                                RCN Corporation
           Unaudited Pro Forma Consolidated Statement of Operations
                         Year Ended December 31, 1998
                    ($ in Thousands Except Per Share Data)


                                                                              21st Century Historical     21st Century Historical
                                                                 RCN          For The Three Months        For The Nine Months
                                                             Historical       Ended March 31, 1998        Ended December 31, 1998
Operating revenues                                          $    210,940           $     65                    $       874

Operating expenses
Costs & expenses excluding depreciation & amortization           262,352              4,550                         19,024
Depreciation and amortization                                     89,088                768                          3,877
Acquired in-process research & development                        18,293                  -
                                                            --------------------------------------------------------------
Total operating expenses                                         369,733              5,318                         22,901

Operating loss                                                  (158,793)            (5,253)                       (22,027)

Interest expense                                                (112,239)            (4,426)                       (19,433)
Interest income                                                   58,679              2,493                          8,671
Other (expense)                                                   (1,889)
                                                            --------------------------------------------------------------

Loss before income taxes                                        (214,242)            (7,185)                       (32,789)
Benefit for income taxes                                          (4,998)                 -                              -
                                                            --------------------------------------------------------------
Loss before minority interest and equity in unconsolidated
entity                                                          (209,244)            (7,185)                       (32,789)

Minority interest in loss of consolidated entities                17,162                  -                              -
Equity in (loss) of unconsolidated entities                      (12,719)                 -                              -
                                                            --------------------------------------------------------------
Loss before cumulative effect of change in
accounting principal                                            (204,801)            (7,185)                       (32,789)

Weighted average common
shares outstanding                                            61,187,354

Basic and diluted loss per share before cumulative effect
of change in accounting principle                           $      (3.35)

                                                               Adjustments
                                                              for the 21st
                                                           Century Acquisition (1)       Pro Forma
Operating revenues                                                                  $      211,879

Operating expenses
Costs & expenses excluding depreciation & amortization                                     285,926
Depreciation and amortization                                    60,800        (2)         154,533
Acquired in-process research & development                            -                     18,293
                                                            -----------              -------------
Total operating expenses                                         60,800                    458,752

Operating loss                                                  (60,800)                  (246,873)

Interest expense                                                 23,859        (3)        (112,239)
Interest income                                                                             69,843
Other (expense)                                                                             (1,889)
                                                            -----------              -------------
Loss before income taxes                                        (36,941)                  (291,157)
Benefit for income taxes                                                                    (4,998)
                                                            -----------              -------------
Loss before minority interest and equity in unconsolidated
entity                                                          (36,941)                  (286,159)

Minority interest in loss of consolidated entities                                          17,162
Equity in (loss) of unconsolidated entities                                                (12,719)
                                                            -----------              -------------
Loss before cumulative effect
of change in accounting principal                               (36,941)                  (281,716)

Weighted average common
shares outstanding                                            4,738,340        (4)      65,925,694

Basic and diluted loss per share before cumulative
effect of change in accounting principle                                            $        (4.40)

                                RCN Corporation
           Unaudited Pro Forma Consolidated Statement of Operations
                     Nine Months Ended September 30, 1999
                    ($ in Thousands Except Per Share Data)

                                                                                            Adjustments
                                                                RCN      21st Century       for the 21st
                                                            Historical    Historical    Century Acquisition (1)    Proforma
Operating revenues                                          $   203,939     $  6,944            $        -       $   210,883

Operating expenses
Selling, general and administrative costs & expenses
 excluding depreciation & amortization                          283,381       27,546                     -           310,927
Depreciation and amortization                                    98,948        7,387                45,600  (2)      151,935
                                                            ----------------------------------------------       -----------

Total operating expenses                                        382,329       34,933                45,600           462,862

Operating loss                                                 (178,390)     (27,989)              (45,600)         (251,979)

Interest expense                                               (112,285)     (20,226)               20,226  (3)     (112,285)
Interest income                                                  56,222        4,966                     -            61,188
Other (expense)                                                    (467)         (53)                    -              (520)
Gain on the sale of subsidiary                                    8,930            -                     -             8,930
                                                            ----------------------------------------------       -----------

Loss before income taxes                                       (225,990)     (43,302)              (25,374)         (294,666)
Benefit for income taxes                                         (3,971)           -                     -            (3,971)
                                                            ----------------------------------------------       -----------

Loss before minority interest and equity in unconsolidated
 entity                                                        (222,019)     (43,302)              (25,374)         (290,695)

Minority interest in loss of consolidated entities               19,847            -                     -            19,847
Equity in (loss) of unconsolidated entities                     (20,714)           -                     -           (20,714)
                                                            ----------------------------------------------       -----------

Loss before extraordinary charge                               (222,886)     (43,302)              (25,374)         (291,562)

Weighted average common
shares outstanding                                           70,416,096                          4,738,340  (4)   75,154,436

Basic and diluted loss per share before extraordinary
charge                                                      $     (3.28)                                         $     (3.99)

                               RCN Corporation
                      Unaudited Pro Forma Balance Sheet
                           As of September 30, 1999
                    ($ in Thousands Except Per Share Data)

                                                                                       Adjustments
                                               RCN              21st Century           for the 21st
                                            Historical           Historical         Century Acquisition (1)  Pro Forma
      ASSETS
Current Assets:
Cash and temporary cash investments         $   181,058         $   25,095                    4,021  (9)      $    210,174
Short-term Investments                        1,411,445             48,941                 (245,635) (5)         1,214,751
Accounts receivable from related parties          8,185                  -                        -                  8,185
Accounts receivable                              53,221                832                        -                 54,053
Reserve for doubtful accounts                   (11,217)                 -                        -                (11,217)
Material and supply inventory                    11,858             15,763                        -                 27,621
Prepayments and other                            25,383                996                        -                 26,379
Deferred income taxes                               793                  -                        -                    793
Investments restricted for debt service          23,589                  -                        -                 23,589
                                            -------------------------------------------------------           ------------

Total current assets                          1,704,315             91,627                 (241,614)             1,554,328

Property, Plant and Equipment, net              736,096            131,391                        -                867,487
Investments restricted for debt service          10,531              4,021                   (4,021) (9)            10,531
Investments                                     192,886                  -                        -                192,886
Intangible assets, net                          151,741              9,866                  304,041  (6)           465,648
Deferred charges and other assets                58,710             10,522                   (5,417) (5)            63,815
                                            -------------------------------------------------------           ------------
Total Assets                                $ 2,854,279         $  247,427          $        52,989           $  3,154,695
                                            =======================================================           ============

                                RCN Corporation
                       Unaudited Pro Forma Balance Sheet
                           As of September 30, 1999
                    ($ in Thousands Except Per Share Data)

                                                                          Adjustments
                                               RCN       21st Century     for the 21st
                                            Historical    Historical    Century Acquisition         Pro Forma
          LIABILITIES AND
     SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt      $       385    $     2,000    $                 -         $    2,385
Accounts payable to
 related parties                               11,027              -                      -             11,027
Accounts payable                               66,081         15,693                      -             81,774
Advance billings and
 customer deposits                             16,324              -                      -             16,324
Accrued interest                               17,346              -                      -             17,346
Accrued telephony cost of sales                21,858              -                      -             21,858
Accrued expenses                               59,511          3,480                      -             62,991
                                          -------------------------------------------------         ----------

Total current liabilities                     192,532         21,173                      -            213,705


Long-term debt                              1,743,186        247,445               (243,202) (5)     1,747,429
Other deferred credits                         23,070              -                      -             23,070
Minority interest                             128,829              -                      -            128,829
Commitments and
 contingencies
Preferred stock                               248,807         59,298                (59,298) (7)       248,807
Common shareholders'
 equity (deficit)                             517,855        (80,489)               355,489  (8)       792,855
                                          -------------------------------------------------         ----------
Total liabilities and
 shareholders' equity                     $ 2,854,279    $   247,427    $            52,989         $3,154,695
                                          =================================================         ==========

The Pro Forma adjustments, as described below, are keyed to the corresponding amounts shown in the relevant statement.

(1) On December 13, 1999, RCN announced that it had signed a definitive agreement to acquire 21st Century Telecom Group, Inc. The closing of the transaction is subject to (1) the receipt of consents to remove certain covenants from 21st Century's Senior Discount Notes and Exchangeable Preferred Stock, (2) a cash tender offer for the Notes at a price not exceeding 101% of their accreted value, and (3) the exchange of the debt securities underlying the Exchangeable Preferred Stock for RCN Common, valued at not more than 101% of their liquidation preference. The closing is also subject to customary conditions, such as antitrust and other regulatory approvals, and no assurances can be given that any transaction will occur.

    The transaction is expected to be accounted for under the purchase method of accounting.

    A summary of the transaction is as follows:

    Approximate expected fair value of RCN common stock to be issued        $215,310
    Approximate expected fair value of options to be exchanged                51,990
    Approximate expected liabilities to be assumed                            23,400
    Approximate expected cash tender offer for 21st Century 12 1/4%
     Senior Discount Notes                                                   252,900
                                                                             -------
    Approximate fair value of assets to be acquired                         $543,600

    The definitive agreement contains provisions for certain future contingent consideration based on the achievement of certain operational measures. Such consideration has not been reflected in the purchase price due to uncertainty of realization. Because of the recent occurrence of this agreement, RCN has not commenced a study for the purpose of allocating the purchase price paid. For purposes of the pro forma statement, the purchase price has been allocated based on the net book values of the assets with the excess preliminarily allocated to goodwill as follows:

          Current assets                  $  91,600
          Property, plant & equipment       131,400
          Other assets                       16,600
          Goodwill                          304,000 (Estimated life of 5 years)
                                            -------
                                           $543,600

    The final purchase price allocation may ascribe values differently than outlined above, ascribe values to other assets including, among other things, subscribers base and acquired workforce, and may result in varying estimated useful lives. The effect of such variations is not currently estimable based on the data currently available.

(2) Adjustment to reflect the change in depreciation and amortization for the effect of the fair value adjustment of the net assets of 21st Century acquired (see Note 1). Pro Forma adjustments were not assumed for income tax benefits associated with the pro forma adjustments for additional depreciation and amortization because the realization of such benefits would be uncertain.

(3) Adjustment to reflect the decrease in interest expense resulting from RCN's cash tender offer for 21st Century's 12 1/4% Senior Discount Notes, which is a condition of closing.

(4) Adjustment for additional RCN shares to be issued in consideration for the transaction.

(5) Adjustment for the cash tender offer of 21st Century's 12 1/4% Senior Discount Notes, which is a condition of closing, based on 101% of the accreted value at September 30, 1999, and related adjustment for write off of associated debt issuance costs.

(6) Adjustment for allocation of excess cost over fair value of net assets acquired. Such excess was preliminarily allocated to goodwill (see Note 1)

(7) Adjustment for exchange of securities underlying 21st Century's Exchangeable Preferred Stock for RCN Common Stock.

(8) Adjustment at fair value for issuance of approximately 4.7 million shares of RCN common stock and the conversion of 21st Century stock options to approximately 1.3 million RCN stock options, and the adjustment for the elimination of the shareholders' equity of 21st Century.

(9) Adjustment to reflect the release of restricted cash in connection with the redemption of 21st Century's 12 1/4% Senior Discount Notes. (see note 5).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
21st Century Telecom Group, Inc.:

     We have audited the accompanying consolidated balance sheets of 21st Century Telecom Group, Inc. (the "Company") (an Illinois corporation) and subsidiaries as of December 31, 1998 and March 31, 1998, and the related consolidated statements of operations, cash flows and shareholders' equity for the nine months ended December 31, 1998 and for each of the two years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 21st Century Telecom Group, Inc. and subsidiaries as of December 31, 1998 and March 31, 1998, and the results of their operations and their cash flows for the nine months ended December 31, 1998 and for each of the two years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.


                                                 /s/ Arthur Andersen LLP
Chicago, Illinois
February 5, 1999

                       21st CENTURY TELECOM GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                      December 31,        March 31,
                                       ASSETS                                            1998               1998
                                       ------                                      ----------------    ----------------
Current Assets
Cash and cash equivalents                                                          $     72,901,622    $    217,640,238
Accounts receivable, less allowances of $1,376 and $0, respectively                         157,082              10,359
Short term investments                                                                   98,464,936          10,000,000
Inventory                                                                                10,385,575           1,991,690
Prepaid expenses and other                                                                  598,878             168,152
                                                                                   ----------------    ----------------
    Total current assets                                                                182,508,093         229,810,439

Property, Plant and Equipment
Leasehold improvements                                                                    5,647,709           4,010,868
Other property, plant and equipment                                                      57,475,153          16,588,094
Less: accumulated depreciation                                                           (4,814,143)         (1,193,236)
                                                                                   ----------------    ----------------
    Property, plant and equipment, net                                                   58,308,719          19,405,726

Other Assets
Restricted cash collateral reserve                                                        1,796,880           1,796,880
Prepaid franchise fees                                                                    3,685,961           3,505,706
Debt issuance costs, net of amortization of $1,386,138 and $218,411,
    respectively                                                                          6,601,105           7,668,414
Deferred franchise costs, net of amortization of $623,681 and $489,093,
    respectively                                                                            350,144             463,989
Bank commitment fee, net of amortization of $78,604                                         898,302                   -
Deferred mapping and design, net of amortization of $93,071 and $58,501,
    respectively                                                                             44,880              79,450
Other deferred costs                                                                        149,889               2,000
                                                                                   ----------------    ----------------
    Total other assets                                                                   13,527,161          13,516,439
                                                                                   ----------------    ----------------
         Total assets                                                              $    254,343,973    $    262,732,604
                                                                                   ================    ================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable                                                                   $     10,688,242    $      6,691,683
Accrued severance                                                                         1,230,000             200,000
Accrued expenses and other                                                                1,261,982           1,860,410
                                                                                   ----------------    ----------------
    Total current liabilities                                                            13,180,224           8,752,093

Noncurrent Liabilities
Debentures payable                                                                                -              28,849
Interest payable                                                                                  -              42,203
Senior discount notes, net of discount of $140,681,223 and $159,656,983,
     respectively                                                                       222,453,777         203,478,017
                                                                                   ----------------    ----------------
    Total noncurrent liabilities                                                        222,453,777         203,549,069
                                                                                   ----------------    ----------------
         Total liabilities                                                              235,634,001         212,301,162

Redeemable Preferred Stock
13 3/4% senior cumulative exchangeable preferred stock, $.01 par value,
     55,458.12 and 50,000 shares outstanding, respectively                               52,617,006          46,492,812
Shareholders' Equity
Class A convertible 8% cumulative preferred stock, no par value,
     1,554.8 shares outstanding                                                          24,611,966          21,751,665
Voting and non-voting common stock (no par value; issued and outstanding shares,
     3,493,965.7 at December 31, 1998 and 3,489,467.9 at March 31, 1998;
     secondary common share warrants outstanding, 1,747,066 at December 31, 1998
     and 1,741,738.9 at March 31, 1998)                                                   7,862,836           6,974,836
Common shares to be issued (no par value; 27,429.2 shares)                                  123,432                   -
Retained deficit                                                                        (66,505,268)        (24,787,871)
                                                                                   ----------------    ----------------
    Total shareholders' equity                                                          (33,907,034)          3,938,630
                                                                                   ----------------    ----------------
         Total liabilities and shareholders' equity                                $    254,343,973    $    262,732,604
                                                                                   ================    ================

       See accompanying Notes to the Consolidated Financial Statements.

                       21st CENTURY TELECOM GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          For the Year
                                                   For the Nine                          Ended March 31,
                                                   Months Ended         -----------------------------------------------
                                                 December 31, 1998               1998                      1997
                                               --------------------     ---------------------     --------------------
Operating revenues                             $            873,898     $             189,023     $             27,480

Operating expenses
Network operations                                        2,678,047                 2,023,310                  200,911
Sales and marketing                                       3,533,731                 2,213,723                        -
General and administrative                               12,812,019                 8,003,196                2,337,534
Depreciation and amortization                             3,876,779                 1,411,847                  170,108
                                               --------------------     ---------------------     --------------------

     Total operating expenses                            22,900,576                13,652,076                2,708,553
                                               --------------------     ---------------------     --------------------

Operating loss                                          (22,026,678)              (13,463,053)              (2,681,073)
Interest expense                                        (18,232,959)               (3,722,947)                (437,843)
Interest income                                           8,670,695                 2,373,867                  301,624
Amortization of issuance costs                           (1,199,770)                 (218,411)                       -
                                               --------------------     ---------------------     --------------------

Net loss                                                (32,788,712)              (15,030,544)              (2,817,292)

Preferred stock requirements                             (8,928,707)               (4,234,463)                (478,981)
                                               --------------------     ---------------------     --------------------

Net loss attributable to common shares         $        (41,717,419)    $         (19,265,007)    $         (3,296,273)
                                               ====================     =====================     ====================

Weighted average common
    shares outstanding                                  3,493,836.5               2,615,061.0              1,988,365.0

Basic and diluted loss per share               $             (11.94)    $               (7.37)    $              (1.66)
                                               ====================     =====================     ====================


       See accompanying Notes to the Consolidated Financial Statements.

                       21ST CENTURY TELECOM GROUP, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
 FOR THE NINE MONTHS ENDED DECEMBER 31, 1998 AND FOR THE YEARS ENDED MARCH 31,
                                 1998 AND 1997

                                                                          Common       Class A
                                                                        Shares to     Preferred     Retained       Unearned
                                             Total       Common Stock   be Issued       Stock        Deficit     Compensation
                                         -------------  -------------  -----------  ------------  -------------  ------------
Balances, March 31, 1996                 $ (1,744,556)   $    488,001   $           $              $(2,226,557)   $    (6,000)
Net loss                                   (2,817,292)                                              (2,817,292)
Stock issuances                             1,421,281       1,421,281
Accrued preferred stock dividends            (280,795)                                                (280,795)
Class A preferred stock proceeds
  allocated to related common share
  warrants                                  4,324,549       4,324,549
Class A preferred stock issuance
  costs allocated to related common
  share warrants                             (286,927)       (286,927)
Preferred stock accretion                    (198,186)                                                (198,186)
Amortization of unearned
  compensation                                  2,889                                                                   2,889
Related party purchase, in excess
  of cost                                  (3,381,300)     (3,381,300)
                                         ------------   -------------  -----------  ------------  ------------  -------------
Balances, March 31, 1997                   (2,960,337)      2,565,604                               (5,522,830)        (3,111)
Net loss                                  (15,030,544)                                             (15,030,544)
Reclassification of Class A preferred
  stock to permanent equity                16,794,963                                 16,794,963
Stock issuances                             2,597,380                                  2,597,380
Exchange of initial and debt warrants
  for voting and non voting common
  shares
Accrued preferred stock dividends            (973,958)                                 1,872,892    (2,846,850)
Preferred stock accretion                     (87,014)                                 1,300,633    (1,387,647)
Class A preferred stock proceeds
  allocated to related common share
  warrants                                                    825,037                   (825,037)
Class A preferred stock issuance
  costs allocated to related common
  share warrants                                              (10,834)                    10,834
Exchangeable Preferred Stock
  proceeds allocated to related
  common shares warrants                    2,700,000       2,700,000
Exchangeable Preferred stock
  issuance costs allocated to related
  common share warrants                      (106,636)       (106,636)
Stock option accrual                          972,865         972,865
Stock compensation                             28,800          28,800
Amortization of unearned
  compensation                                  3,111                                                                   3,111
                                         ------------   -------------  ----------   ------------  ------------- -------------
Balances, March 31, 1998                    3,938,630       6,974,836                 21,751,665   (24,787,871)
Net loss                                  (32,788,712)                                             (32,788,712)
Stock issuances                               223,432          44,211     123,432         55,789
Accrued preferred stock dividends          (5,437,332)                                 1,620,938    (7,058,270)
Preferred stock accretion                    (686,841)                                 1,183,574    (1,870,415)
Stock options                                 843,789         843,789
                                         ------------   -------------  ----------   ------------  ------------  -------------
Balances, December 31, 1998              $(33,907,034)   $  7,862,836   $ 123,432   $ 24,611,966  $(66,505,268)      $     -
                                         ============   =============  ==========   ============  ============  =============

                                                            Common        Common      Class A
                                                           Shares to      Share      Preferred
                                         Common Shares     be Issued      Warrants     Shares
                                         --------------  ------------  -----------  -----------
Balances, March 31, 1996                   1,683,000.0
Net loss
Stock issuances                              691,343.6
Accrued preferred stock dividends
Class A preferred stock proceeds
  allocated to related common share
  warrants                                                             1,161,307.6
Class A preferred stock issuance
  costs allocated to related common
  share warrants
Preferred stock accretion
Amortization of unearned
  compensation
Related party purchase, in excess
  of cost
                                         -------------   ------------  -----------  ----------
Balances, March 31, 1997                   2,374,343.6                 1,161,307.6
Net loss
Reclassification of Class A preferred
  stock to permanent equity                                                            1,380.3
Stock issuances                                                                          168.2
Exchange of initial and debt warrants
  for voting and non voting common
  shares                                   1,100,724.4
Accrued preferred stock dividends
Preferred stock accretion
Class A preferred stock proceeds
  allocated to related common share
  warrants                                                               141,561.3
Class A preferred stock issuance
  costs allocated to related common
  share warrants
Exchangeable Preferred Stock
  proceeds allocated to related
  common shares warrants                                                 438,870
Exchangeable Preferred stock
  issuance costs allocated to related
  common share warrants
Stock option accrual
Stock compensation                            14,399.9
Amortization of unearned
  compensation
                                         -------------   -----------   -----------  ----------
Balances, March 31, 1998                   3,489,467.9                 1,741,738.9     1,548.5
Net loss
Stock issuances                                4,497.8      27,429.2       5,327.1         6.3
Accrued preferred stock dividends
Preferred stock accretion
Stock options
                                         -------------   -----------   -----------  ----------
Balances, December 31, 1998                3,493,965.7      27,429.2   1,747,066.0     1,554.8
                                         =============   ===========   ===========  ==========

                       21st CENTURY TELECOM GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              For the Year
                                                            For the Nine                     Ended March 31,
                                                            Months Ended        -------------------------------------------
                                                          December 31, 1998             1998                   1997
                                                         -------------------    -------------------    --------------------
Operating Activities
Net loss                                                 $      (32,788,712)    $      (15,030,544)    $        (2,817,292)
Adjustments to reconcile net loss to net
  cash used for operating activities:
     Depreciation and amortization                                3,876,779              1,411,847                 170,108
     Amortization of debt discount                               18,975,760              3,478,017
     Amortization of debt issuance costs                          1,199,770                218,411
     Stock compensation                                             843,789              1,004,776                  44,190
     Common stock to be issued                                      123,432                      -                       -
     Changes in operating assets and liabilities:
        Affiliate receivable and payable                                  -                      -                (372,819)
        Receivables, net                                           (146,723)               103,121                 (27,480)
        Other current assets                                     (8,982,612)            (2,299,723)             (3,365,825)
        Accounts payable                                           (274,621)             3,154,912                (331,025)
        Accrued expenses and other
            current liabilities                                     963,330                      -                 147,533
        Noncurrent assets and liabilities, net                   (1,308,343)              (121,333)               (358,156)
                                                         ------------------     ------------------     -------------------

Net Cash Used for Operating Activities                          (17,518,151)            (8,080,516)             (6,910,766)
                                                         ------------------     ------------------     -------------------

Investing Activities
Purchase of held-to-maturity securities                         (88,464,936)           (10,000,000)                      -
Purchase of subscribers from affiliate                                    -                      -              (3,381,300)
Capital expenditures                                            (38,305,421)           (15,665,047)               (246,863)
                                                         ------------------     ------------------     -------------------

Net Cash Used for Investing Activities                         (126,770,357)           (25,665,047)             (3,628,163)
                                                         ------------------     ------------------     -------------------

Financing Activities
Payable to bank                                                    (419,068)               419,068                       -
Proceeds from senior discount notes                                       -            200,000,000                       -
Issuance costs related to senior discount notes                           -             (7,886,825)                      -
Proceeds from issuance of exchangeable preferred
     stock, net of issuance costs                                         -             48,025,236                       -
Cash paid for letters of credit                                           -                      -              (1,796,880)
Proceeds from (payments on) debentures                             (131,040)                     -                 153,660
Proceeds from issuance of class A preferred stock,
     net of issuance costs                                          100,000              2,597,380              20,267,604
Issuance of common stock                                                  -                      -                 144,531
                                                         ------------------     ------------------     -------------------

Net Cash Provided by (Used For) Financing Activities               (450,108)           243,154,859              18,768,915
                                                         ------------------     ------------------     -------------------

Increase (Decrease) in Cash and Cash Equivalents               (144,738,616)           209,409,296               8,229,986
Cash and Cash Equivalents at Beginning of Period                217,640,238              8,230,942                     956
                                                         ------------------     ------------------     -------------------

Cash and Cash Equivalents at End of Period               $       72,901,622     $      217,640,238     $         8,230,942
                                                         ==================     ==================     ===================

       See accompanying Notes to the Consolidated Financial Statements.

                        21st CENTURY TELECOM GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       Summary of Significant Accounting Policies

   Basis of Consolidation and Presentation

     21st Century Telecom Group, Inc. ("21st Century" or the "Company") is a Chicago-based company incorporated in October 1992. 21st Century is an integrated, facilities-based communications company, which seeks to be the first provider of bundled voice, video and high-speed Internet and data services in selected midwestern markets beginning with Chicago's Area 1. At December 31, 1998, management believes the Company operates in only one reportable segment. The City of Chicago has awarded the Company a 15-year renewable franchise for Area 1. Area 1 stretches more than 16 miles along Chicago's densely populated lakefront skyline including the nation's second largest business and financial district.

         The Company's accounting and reporting principles conform to generally accepted accounting principles. The consolidated financial statements include two wholly-owned subsidiaries. There have been no significant intercompany transactions or activities within or between these subsidiaries through December 31, 1998. On December 21, 1998 the Company changed its fiscal year end from March 31 to December 31.

   Cash and Cash Equivalents

     Cash and cash equivalents at December 31, 1998 and March 31, 1998, consist of cash on hand at certain banks, as well as investments with maturities of 90 days or less. The investments are stated at cost, which approximates market value. All investments were purchased in accordance with debt restrictions.

   Receivables

     Receivables are reflected at their net realizable value.

   Short Term Investments

     Short term investments are held to maturity and are stated at cost which approximates market value. At December 31, 1998 and March 31, 1998, short term investments consisted of time deposit accounts, certificates of deposit and money market deposits, with fixed rates of interest all with maturities of less than one year. These investments were purchased in accordance with debt restrictions.

     Inventories

     Inventory consists primarily of converters, modems and materials that will be requisitioned for use in constructing the Company's network and is stated at the lower of cost (principally the first-in, first-out method) or market.

   Property, Plant and Equipment

     Property, plant and equipment are stated at cost including labor and overhead expenses associated with construction. Cost includes capitalized interest on funds borrowed to finance construction. Capitalized interest for the nine months ended December 31, 1998 was $780,680. Depreciation on property, plant and equipment was computed by applying the straight-line method over the estimated service lives for depreciable plant and equipment. Repairs of all property, plant and equipment and minor replacements and renewals are charged to expense as incurred. Major replacements and betterments are capitalized. Leasehold improvements were depreciated on a straight-line basis over the term of the lease, fifteen years. The Company began to depreciate leasehold improvements in September 1997.

     The lives of depreciable property, plant and equipment range from 3 to 15 years. Effective July 1, 1998, the estimated service lives for hub sites and outside plant were changed from 7 to 13 years. In addition, the estimated service lives for certain software and furniture and fixtures were changed from 5 to 7 years. These changes were made to correspond to industry norms for these types of assets. These changes in depreciable lives resulted in a reduction of depreciation expense of approximately $1,200,000.

   Deferred Franchise Costs

     The Company has deferred franchise costs, including legal costs, associated with obtaining the franchises from the City of Chicago and the Village of Skokie. Deferred franchise costs are being amortized over five years.

   Deferred Mapping and Design Costs

     The Company has deferred certain mapping and design costs associated with strand mapping the Area 1 region within the City of Chicago. Deferred mapping and design costs are being amortized over three years.

   Debt Issuance Costs

     Costs associated with the issuance of the Company's debt securities (see
Note 5) have been capitalized and are being amortized using the effective interest rate method.

   Advertising Costs

     The Company expenses the cost of advertising as incurred. Advertising expense for the nine months ended December 31, 1998 was $1,270,592. The Company did not incur significant advertising costs prior to April 1, 1998.

   Revenue Recognition

     The Company recognizes voice, video, Internet and data revenues as services are provided to subscribers.

   Accounting for Stock-Based Compensation

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes. However, it continues to recognize compensation cost based on Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." See
Note 9 for the disclosures required by SFAS No. 123.

   Earnings Per Share

     Basic per share amounts were based on weighted average common shares outstanding, excluding common stock equivalents, of 3,493,836.5, 2,615,061.0 and 1,988,365.0 for the nine months ended December 31, 1998 and for the twelve months ended March 31, 1998 and 1997, respectively. Given the anti-dilutive effect of including common stock equivalents in the calculation, diluted earnings per share amounts are not presented.

     At December 31, 1998, common stock equivalents included: (1) 1,308,196 common share warrants related to the Class A Convertible 8% Cumulative Preferred Stock, (2) 438,870 common share warrants related to 13 3/4% Senior Cumulative Exchangeable Preferred Stock, (3) 1,250,000 options issued in connection with certain Directors' guarantee of a loan, (4) 575,766.8 vested employee stock options, and (5) 18,994.7 common share warrants issued to a financial advisor. The net loss attributable to common shares on which the basic earning per share calculation is based, reflects the net loss increased by the amount of preferred dividends and accretion related to the Class A Convertible 8% Cumulative Preferred Stock and 13 3/4% Senior Cumulative Exchangeable Preferred Stock.

     At March 31, 1998, these common stock equivalents included the following:
(1) 1,302,868.9 common share warrants related to the Class A Convertible 8% Cumulative Preferred Stock, (2) 438,870 common share warrants related to 13 3/4% Senior Cumulative Exchangeable Preferred Stock, (3) 1,250,000 options issued in connection with certain Directors' guarantee of a loan, (4) 287,829.9 employee vested stock options, and (5) 18,994.7 common share warrants issued to a financial advisor. The net loss attributable to common shares on which the basic earnings per share calculation is based, reflects the net loss increased by the amount of preferred dividends and accretion related to the Class A Convertible 8% Cumulative Preferred Stock and 13 3/4% Senior Cumulative Exchangeable Preferred Stock.

     At March 31, 1997, these common stock equivalents included the following:
(1) 1,161,307.6 common share warrants related to the Class A Convertible 8% Cumulative Preferred Stock, (2) 1,000,966.8 shares of voting and non-voting common stock which replaced the initial and debt warrants associated with the Class A Convertible 8% Cumulative Preferred Stock as discussed in Note 9, (3) 1,250,000 options issued in connection with certain Directors' guarantee of a loan, and (4) 18,994.7 stock warrants issued to a financial advisor.

   Cash Flow Information

     For the nine months ended December 31, 1998 and for the years ended March 31, 1998 and 1997, the Company has not paid any income taxes. For the nine months ended December 31, 1998 and for the years ended March 31, 1998 and 1997, the Company paid $131,040, $193,922 and $274,993, respectively, in interest.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Long-Lived Assets

     The Company periodically reviews the values assigned to long-lived assets such as property, plant and equipment and identifiable intangibles to determine whether any impairments are other than temporary. If the impairment is permanent, a loss is recognized. No impairment losses have been recognized by the Company.

   Disclosure of Fair Value of Financial Instruments

     The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, short term investments, accounts payable and other current liabilities approximates fair value because of the short-term maturity of these financial instruments. The carrying amount reported in the balance sheets for the 12 1/4% Senior Discount Notes approximates fair value.

   Reclassifications

     Certain prior year balances have been reclassified to conform with the current year presentation.

2.       Property, Plant and Equipment

      The components of property, plant and equipment follow:

                                                     December 31,            March 31,             Estimated life
                                                         1998                  1998                   (years)
                                                   ------------------    ------------------       -----------------
Transmission and distribution systems                   $40,831,723           $14,994,770             3 - 13
Leasehold improvements                                    5,647,709             4,010,868               15
Other equipment                                           5,272,864               641,825             3 - 7
Furniture and fixtures                                      727,522               403,702             3 - 7
Construction in progress                                 10,643,044               547,797              N/A
                                                   ----------------      ----------------

Property, plant and equipment, at cost                   63,122,862            20,598,962
      Less: accumulated depreciation                     (4,814,143)           (1,193,236)
                                                   ----------------      ----------------

Net property, plant and equipment                       $58,308,719           $19,405,726
                                                   ================      ================

       Depreciation expense charged to operations for the nine months ended December 31, 1998 and for the years ended March 31, 1998 and 1997 was $3,629,017, $1,186,302 and $6,934, respectively.

3.   Prepaid Franchise Fees

       The Company was required to prepay $3,000,000 of franchise fees within 120 days of being awarded the franchise by the City of Chicago. In accordance with the franchise agreement, the prepaid franchise fees earn interest for the period outstanding at a rate equal to the Company's cost of borrowed funds. The borrowing rate of the Company, at the time of the prepayment, was 10%. The interest accrued on the prepaid franchise fees for the nine months ended December 31, 1998 and for the years ended March 31, 1998 and 1997 amounted to $226,027, $299,994, and $216,575, respectively. These prepaid franchise fees are reduced as revenues are billed to customers.

4.   Related Party Transactions

     The Company was related through some common ownership and common management to 21st Century Technology Group, Inc. ("Technology").

       In January 1997, the Company paid approximately $459,000 of accrued legal fees to one of its directors, either individually or to entities controlled by him, for legal services rendered by him to the Company in connection with the Company's cable service offering and its obtaining the Chicago franchise.

5.   Debt

     A summary of debt outstanding at December 31, 1998 and March 31, 1998, is as follows:

                                                                             December 31,           March 31,
                                                                                 1998                  1998
                                                                          -------------------   -------------------
     Convertible Subordinated Debentures, Series 1, 25%, due 1998         $                 -   $            52,702
     Convertible Subordinated Debentures, Series 2, 25%, due 1999                      28,849                28,849
     12 1/4% Senior Discount Notes Due 2008                                       222,453,777           203,478,017
                                                                          -------------------   -------------------

          Total                                                           $       222,482,626   $       203,559,568
                                                                          ===================   ===================

   Convertible Subordinated Debentures

     Prior to February 1, 1997, all subordinated debentures were convertible to common stock based on a conversion ratio of $2 to 1 share of common stock.

     Conversion of $147,298 of the Series 1 convertible debentures occurred on May 17, 1996. Conversion of $111,151 of the Series 2 convertible debentures occurred on April 28, 1996. Conversion of $150,000 of the Series 3 convertible debentures occurred on November 14, 1996. Conversion of $200,000 of the Series 4 convertible debentures and $196,854 of the Series 5 convertible debentures occurred on January 31, 1997.

     Total debenture conversions to common stock for Series 1 through 5 convertible debentures resulted in the issuance of 616,280 additional shares of common stock between April 1996 and January 1997. (See Note 8 for conversion effects on common shares outstanding.) Subsequent to January 31, 1997, these debentures were no longer convertible.

     During the three months ended September 30, 1998, the convertible subordinated debentures, Series 1, at 25% interest, due 1998 in the amount of $52,702 plus accrued interest was paid. In addition, the convertible subordinated debentures, Series 2, at 25% interest, due 1999 in the amount of $28,849 was reclassed from long term debt to short term debt and is included in accrued expenses and other in the Consolidated Balance Sheet at December 31, 1998.

   12 1/4% Senior Discount Notes Due 2008

     On February 9, 1998, the Company issued $363,135,000 of 12 1/4% Senior Discount Notes due 2008 (the "Notes"). The proceeds from the issue were $200,000,000 which represent a yield to maturity on the Notes of 12 1/4% (computed on a semi-annual bond equivalent basis). The discount and issuance costs are being amortized through February 15, 2003 using the effective interest rate method. Thereafter, cash interest accrues until the notes mature in 2008. For the nine months ended December 31, 1998 and for the year ended March 31, 1998, the amortized discount totaled $18,975,760 and $3,478,017, respectively. Issuance costs for the transaction totaled $7,886,825. The amount of amortization recognized for the nine months ended December 31, 1998 and the year ended March 31, 1998 was $1,199,770 and $218,411, respectively. The notes are unsecured obligations.

     The notes are redeemable at the Company's option in whole or part, on February 15, 2003, 2004 and 2005, at a redemption price of 106.1250, 104.0833 and 102.0417, respectively and at the principal amount thereafter. In addition, the Company has the right to redeem up to 1/3 of the Notes with the proceeds of an initial public offering. The redemption price would also include accrued interest earned through the date of redemption.

     Upon a change of control, each holder of Notes may require the Company to purchase all or any portion of such holder's Notes at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase. Accreted value means, as of any date, the amount for each $1,000 principal amount at maturity of the Senior Discount Notes as specified in the terms of the Notes.

     The Notes include certain restrictive covenants relating to, among other things, limitations on additional indebtedness, payment of dividends, investment options, asset sales, liens on assets and mergers and consolidations. The Company is in compliance with the covenants at December 31, 1998.

   Bank Revolving Credit Facility

     On August 5, 1998, the Company entered into a revolving credit facility with a number of banks for an aggregate amount of $40,000,000. As of December 31, 1998, no borrowings have been made under this facility. In connection with the initiation of its bank revolving credit facility, as of December 31, 1998, the Company incurred $976,906 in bank commitment fees and other related costs which are being amortized on a straight-line basis over its five year term.

     The credit facility contains general and financial covenants that place certain restrictions on the Company. On October 30, 1998, the Company entered into Amendment No. 1 to its bank revolving credit facility which adjusted certain operating covenants. The Company is limited with respect to: the incurrence of certain liens; the sale of assets under certain circumstances; permitting any subsidiary distribution restrictions; certain consolidations; mergers and transfers; and the use of loan proceeds.

6.   Class A Convertible 8% Cumulative Preferred Stock

                                           Preferred
                                            Shares          Amount
                                         ------------  --------------

          March 31, 1996                          --               --
          January 30, 1997
               Proceeds                      1,380.3      $17,475,451
               Issuance costs                     --       (1,159,469)
               Accrued dividends                  --          280,795
               Accretion                          --          198,186
                                         -----------   --------------
          March 31, 1997                     1,380.3       16,794,963
          September 23, 1997
               Proceeds                         63.3          819,439
               Issuance costs                     --          (49,166)
          November 20, 1997
               Proceeds                          9.5          121,842
          January 20, 1998
               Proceeds                         95.4          891,062
               Accrued dividends                            1,872,892
               Accretion                                    1,300,633
                                         -----------   --------------
          March 31, 1998                     1,548.5       21,751,665
               Stock issuance                    6.3           55,789
               Accrued dividends                  --        1,620,938
               Accretion                          --        1,183,574
                                         ===========   ==============
          December 31, 1998                  1,554.8      $24,611,966
                                         ===========   ==============

     On January 30, 1997 several investors contracted with the Company to purchase 1,380.3 shares of the Company's Class A Convertible 8% Cumulative Preferred Stock and initial, secondary and debt warrants for a purchase price of $15,793.84 per share, totaling $21.8 million. A portion of the initial purchase price was allocated to the common share warrants. The allocation was based on the market value of the common stock at the date of the sale of the Class A Convertible 8% Cumulative Preferred Stock and the number of related secondary warrants, initial warrants and debt warrants associated with such preferred stock. The fair market value of the common stock at the date of the sale was estimated to be $2 per share. The number of secondary warrants associated with the initial purchase amounted to 1,161,307.6. The number of initial and debt warrants associated with the initial purchase was based on the number of voting and non-voting common shares that these warrants were replaced with as a result of a subsequent amendment to the related stock purchase agreement as discussed below. These initial and debt warrants were replaced with 1,000,966.8 shares of voting and non-voting common stock. This allocation resulted in $4,324,549 and $17,475,451 being recorded as common stock and redeemable preferred stock, respectively, at March 31, 1997. Issuance costs of $1,446,396 were incurred in conjunction with the sale of the Class A Convertible 8% Cumulative Preferred Stock. These issuance costs were allocated between the Class A Convertible 8% Cumulative Preferred Stock and the related warrants based on the relative portions of the proceeds allocated to each. The carrying value of the Class A

Convertible 8% Cumulative Preferred Stock is being accreted to its redemption value (using the effective interest method) over the four year period from the date of the original preferred stock purchase agreement to the date the stock becomes mandatorily redeemable under the original agreement or the date at which the Class A preferred shareholders can compel sale of the Company under the amended agreement, both dates being January 30, 2001. The Class A convertible 8% Cumulative Preferred Stock is recorded on the balance sheet at the allocated portion of the purchase price paid by investors, less the allocated portion of the issuance costs, plus accrued and unpaid preferred stock dividends, plus accretion. At March 31, 1997, certain of the provisions of the agreement were as follows:

     -   Each preferred share is convertible into one thousand common shares.

     - Dividends accrue daily on the aggregate amount paid at an annual rate of 8%. Unpaid dividends compound on a semi-annual basis on June 30 and December
31. At the consummation of a qualified public offering, all accrued and unpaid dividends would be converted into common stock without the issuance of additional shares. A qualified public offering is one in which (1) the public purchases at least $25 million of common stock, (2) the price per share paid is at least twice the liquidation value per share of the Class A Convertible 8% Cumulative Preferred Stock, (3) the common stock is traded on a national exchange or The Nasdaq Stock Market, and (4) the shares issued and sold represent at least 20% of the common stock outstanding after the public offering.

     - Upon consummation of a qualified public offering, all preferred shares are required to be converted into common shares.

     - At any time after the fourth anniversary of the date of the purchase and before the earlier of the date of the consummation of a qualified public offering or the seventh anniversary of the date of the purchase, each holder of the stock has the right from time to time to require the Company to repurchase all, but not less than all, of their shares held (the put arrangement). The shares would be repurchased by the Company for the greater of: (1) the purchase price paid by the holder of the stock, plus all accrued and unpaid dividends, or
(2) the market value of the shares.

     - "Initial Warrants" were granted to the investors who may increase their ownership percentage up to another 12%. These warrants expire on May 31, 2008. The warrants are exercisable at $.000001 per share of common stock only if the Company does not meet certain pre-established performance indicators. The Company had until May 31, 1998 to meet these performance indicators.

     - "Secondary Warrants" to purchase up to 1,331,774.8 shares of common stock at $.000001 per share of common stock were also granted to the investors. These secondary warrants expire on January 30, 2007.

     - "Debt Warrants", in addition to the initial and secondary warrants discussed above, will vest to the new investors if the Company does not receive Board of Director approval by July 31, 1997, for a $50 million senior debt financing arrangement. Under this provision the Company is to issue warrants to purchase shares representing 2% of the outstanding common stock on the first day of each month until the definitive document with respect to such debt is in place. Any such warrants issued would expire ten years from the date of issue. Any debt warrants would also be exercisable at $.000001 per share of common stock.

     During December 1997, the Company and its Class A Convertible 8% Cumulative Preferred Stock shareholders negotiated a number of changes to the original Stock Purchase Agreement. These changes were formally ratified on January 8 and 14, 1998. The original put arrangement as discussed above was removed and was replaced by the right of the Class A preferred shareholders to require the sale of the Company. The new provision provides that at any time and from time to time after the fourth anniversary of the date of issuance of the senior discount notes and senior cumulative exchangeable preferred stock and ending on the earlier to occur of the consummation of a qualified public offering and the seventh anniversary of the date of issuance of the senior discount notes, the Class A preferred shareholders have the right to require the sale of the Company. The liquidation value of the preferred stock is the sum of the original cost plus any accrued and unpaid dividends. The right to obtain additional common shares under the initial warrant and debt warrant provisions as discussed above was removed and was replaced by an agreement to increase the Class A preferred shareholders ownership on a fully diluted basis by an additional 8% by issuing additional common stock. One-half of this additional stock is voting and the other half is non-voting. A portion of the proceeds and issuance costs associated with the sale of the Class A Convertible 8% Cumulative Preferred stock were allocated to the initial and debt warrants and reflected in common stock at March 31, 1997.

     In addition, the holders of the Class A preferred stock are collectively in a position to control the taking of many significant corporate actions by the Company, including the making of any significant capital commitments, the incurrence of any significant indebtedness, merger and the payment of dividends on the common stock, pursuant to agreements which provide that prior to taking such actions, the Company will need to obtain the approval of the nominees to the Board of Directors of the holders of the Class A preferred stock. These rights have been modified by the covenants related to the 12 1/4% Senior Discount Notes (see Note 5).

     Of the $21.8 million for the related January 30, 1997 sale, $21.7 million was received by March 31, 1997, with the remainder received by April 22, 1997. The purchase resulted in the preferred shareholders having an approximate 37% ownership interest in the Company on a fully diluted basis excluding the contingently issuable common shares from the exercise of the initial warrants and the debt warrants. The proceeds from this preferred stock offering were used to (1) repay a $5 million revolving credit note to LaSalle Northwest National Bank, (2) purchase the subscriber base of a related party located in the Chicago franchise area for $3,381,300, (3) retire existing Company debt and accounts payable in the amount of $541,166, and (4) pay transaction costs of $1,446,396. The balance of the proceeds were used for working capital and capital expenditures to build the network, operating center and network infrastructure.

     On September 23, November 20, 1997 and January 20, 1998, several investors contracted with the Company to purchase 63.3, 9.5 and 95.4 shares, respectively, of the Company's Class A Convertible 8% Cumulative Preferred Stock and initial, secondary and debt warrants for a purchase price of $15,793.84 per share, totaling approximately $2.6 million. A portion of the initial purchase price was allocated to the common share warrants. The allocation was based on the market value of the common stock at the date of the sale of the Class A Convertible 8% Cumulative Preferred Stock and the number of related secondary, initial and debt warrants associated with such preferred stock. The fair market value of the common stock at the date of the sale was estimated to be $2 per share for the September 23 and November 20, 1997 sales and $4.50 per share for the January 20, 1998 sale. The number of secondary warrants associated with the three purchases amounted to 53,271, 7,990, and 80,300, respectively. The number of initial and debt warrants associated with the three purchases was based on the number of voting and non-voting common shares that these warrants were replaced with as a result of the amendment to the related stock purchase agreement as discussed above. These initial and debt warrants were replaced with 37,009, 6,089 and 56,660 shares of voting and non-voting common stock, respectively. This allocation resulted in $180,561, $28,158 and $616,318 being recorded as common stock on the three sales dates, respectively and $819,439, $121,842 and $891,062 being recorded as Class A preferred stock on the three sales dates, respectively. Issuance costs of $60,000 were incurred in conjunction with the sale of the Class A Convertible 8% Cumulative Preferred Stock on September 23, 1997. These issuance costs were allocated between the Class A Convertible 8% Cumulative Preferred Stock and the related warrants based on the relative portions of the proceeds allocated to each. The purchases were based on the same terms as those previously mentioned for the $21.8 million preferred stock issuance.

     In April 1998, pursuant to a Purchase, Joinder & Waiver Agreement, the Company agreed to issue 6.3316 shares of Class A Convertible 8% Cumulative Preferred Stock at a price of $15,793.84 per share and warrants to purchase 5,327.1 shares of Common Stock at a price of $.000001 per share to an investor.

7.       13 3/4%  Senior Cumulative Exchangeable Preferred Stock

                                      Preferred
                                        Shares              Amount
                                      -----------        -------------
         February 9, 1998
              Proceeds                     50,000          $47,300,000
              Issuance costs                   --           (1,868,126)
         Accrued dividends                     --              973,924
         Accretion                             --               87,014
                                      -----------        -------------

         March 31, 1998                    50,000           46,492,812
         Accrued dividends                     --            5,437,353
         Accretion                             --              686,841
         Stock dividends                 5,458.12                   --
                                      -----------        -------------

         December 31, 1998              55,458.12          $52,617,006
                                      ===========        =============

     On February 9, 1998, 50,000 shares of 13 3/4% Senior Cumulative Exchangeable Preferred Stock Due 2010 and related common share warrants were issued. The net proceeds received were $48,025,236. The Exchangeable Preferred Stock will rank senior to all other classes of equity securities of the Company.

     The value of the 438,870 common stock warrants issued, $2,605,000, has been allocated to common shareholders' equity, (see Note 8).

     The carrying value of the 13 3/4% Senior Cumulative Exchangeable Preferred Stock is being accreted to its redemption value (using the effective interest method) over the five year period from the date of issue to the date the stock first becomes redeemable, February 15, 2003. The 13 3/4% Senior Cumulative Exchangeable Preferred Stock is recorded on the balance sheet at the allocated portion of the purchase price paid by investors, less the allocated portion of the issuance costs, plus accrued and unpaid dividends, plus accretion.

     On or prior to February 15, 2001, the Company may redeem in whole but not in part, the outstanding Exchangeable Preferred Stock at a redemption price of 113 3/4% of the liquidation preference ($1,000 per share) plus accumulated unpaid dividends to date of redemption with the net proceeds of an Equity Offering. An equity offering means either (a) an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act or (b) a primary offering of capital stock (other than disqualified stock) of the Company to one or more persons primarily engaged in a related business. On February 15, 2003, 2004, 2005 and 2006 (and thereafter), at a redemption price of 106.8750%, 104.5833%,102.2917% and 100%, respectively, of the liquidation preference ($1,000 per share) plus accumulated unpaid dividends, the Exchangeable Preferred Stock may be redeemed in whole, or in part, at the Company's option. On February 15, 2010, the Exchangeable Preferred Stock is mandatorily redeemable.

     In the event of a change of control, the Company shall offer to purchase all outstanding shares of Exchangeable Preferred Stock, in whole or in part, at a purchase price equal to 101% of the aggregate liquidation preference ($1,000 per share) thereof, plus accumulated and unpaid dividends, if any to the date of purchase.

     Dividends are payable quarterly on February 15, May 15, August 15 and November 15. Dividends are payable in cash except that on or prior to February 15, 2003, dividends may be paid by the issuance of additional shares of Exchangeable Preferred Stock at the Company's option.

     On May 15, August 17 and November 16, 1998, the Company issued 1,833.3, 1,781.8 and 1,843.02, respectively, of additional shares of Exchangeable Preferred Stock as the quarterly dividends on the 13 3/4 % Senior Cumulative Exchangeable Preferred Stock Due 2010.

     The restrictive covenants related to the Exchangeable Preferred Stock are similar to those indicated for the 12 1/4% Senior Debenture Notes as discussed in Note 5. The Company is in compliance with these covenants at December 31, 1998.

8.   Common Shares

     On January 9, 1998, the common shareholders approved an amendment to the Articles of Incorporation to increase the number of authorized common shares to 50,000,000 from 1,000,000. On the same date, the directors of the Company declared a 1,000 for 1 share split of the Company's issued and outstanding common shares. All common share amounts and per share amounts have been restated to reflect this amendment and related split.

     On January 9, 1998, the Company obtained the approval of the common shareholders for an amendment to the Articles of Incorporation to authorize 1,000,000 shares of non-voting common stock.

     At December 31, 1998 and March 31, 1998, the Company had 50,000,000 shares of no par common stock authorized, of which 3,493,965.7 and 3,489,467.9 are issued and outstanding, respectively.

     Changes in the Company's common shares and related amounts during the nine months ended December 31, 1998 and the years ended March 31, 1998 and 1997, are as follows:

                                           Common
                                           Shares              Amount
                                       ---------------     --------------
          March 31, 1996                   1,683,000.0     $      488,001
          April 28, 1996                      84,490.0            168,980
          May 17, 1996                       146,540.0            293,080
          November 14, 1996                  115,410.0            230,820
          January, 1997                             --         (3,381,300)
          January 28, 1997                    75,063.6            188,721
          January 30, 1997                          --          4,037,622
          January 31, 1997                   269,840.0            539,680
                                       ---------------     --------------
               March 31, 1997              2,374,343.6          2,565,604

          September 23, 1997                        --            169,727
          November 20, 1997                         --             28,158
          January 20, 1998                 1,100,724.4                 --
          January 20, 1998                          --            616,318
          February 9, 1998                          --          2,593,364
          February 9, 1998                    14,399.9             28,800
          Compensation expense
            related to stock
            option plan                             --            972,865
                                       ---------------     --------------
               March 31, 1998              3,489,467.9          6,974,836

          April 14, 1998                       4,497.8             44,211
          Compensation expense
            related to stock
            option plan                             --            843,789
                                       ---------------     --------------
               December 31, 1998           3,493,965.7     $    7,862,836
                                       ===============     ==============

     In January 1997, the Company purchased Technology's Area 1 subscriber base and related equipment for $3,381,300. As this is considered to be a related party transaction, the Company could only capitalize Technology's book value of the purchased subscribers and the related equipment. As Technology's book value was zero at the time of purchase, the entire purchase price is shown as a reduction to shareholders' equity and is included in voting and non-voting common stock on the Consolidated Balance Sheets.

     As discussed in Note 6, portions of the proceeds and issuance costs associated with the September 23 and November 20, 1997 and January 20, 1998 sales of Class A Convertible 8% Cumulative Preferred Stock were allocated to the related common share warrants. These allocations resulted in net amounts of $169,727, $28,158 and $616,318 being recorded as common equity on September 23 and November 20, 1997 and January 20, 1998, respectively, (see Note 6 for additional discussion related to the allocation of the proceeds and issuance costs). Certain of the common stock warrants were replaced with voting and non-voting common stock. These shares were reflected as outstanding on January 20, 1998.

     On January 20, 1998, as a result of the amended Class A Convertible 8% Cumulative Preferred Stock purchase agreement (formally ratified in January 1998 and discussed in Note 6) 550,362.2 voting and 550,362.2 non-voting shares were effectively issued. These shares replaced the initial and debt warrants associated with the Class A Preferred Stock. The value associated with these warrants was recorded on the related purchase dates of the Preferred Stock:
January 30, September 23, and November 20, 1997, and January 20, 1998.

     On February 9, 1998, certain Company officers received common shares as part of their compensation. Total shares issued were 14,399.9 at $2 per share. Also on February 9, 1998, as discussed in Note 7, portions of the proceeds and issuance costs from the sale of 13 3/4% Exchangeable Preferred Stock were allocated to the related common share warrants.

     In April 1998, pursuant to a Purchase, Joinder & Waiver Agreement, the Company issued 2,248.9 shares of voting common stock and 2,248.9 shares of non-voting common stock and warrants to purchase 5,327.1 shares of Common Stock at a price of $.000001 per share to an investor.

     On December 31, 1998, the Company entered into an agreement with Glen Milligan, a Director of the Company and Chairman of the Company's Board of Directors, whereby the Company will issue 27,429.2 common shares to Mr. Milligan over a period of three years, beginning August 21, 1999, or such other number of shares as is necessary to provide Mr. Milligan with .261% of the Company's common stock outstanding at August 21 of each year for the next three years. These shares have been reflected on the Consolidated Balance Sheet at December 31, 1998 as common shares to be issued.

9.   Stock Based Compensation Plans

     Effective January 30, 1997, the Company established a common stock option plan. No options were granted under the plan until October 14, 1997. Options to purchase 728,667.8 shares of the Company's stock were originally granted under the plan of which 591,324 were outstanding as of December 31, 1998. Options vest over 48 months from the date of employment and expire after ten years. Options vested under this plan as of December 31, 1998 totaled 367,521.1. During the nine months ended December 31, 1998, an executive participant in this plan separated from the Company. This executive was originally granted 91,083.5 shares of which 54,083.5 shares were forfeited as of December 31, 1998.

     Effective April 14, 1998, the Company established three new additional stock option plans: the Executive Plan, the Key Management Plan, and the Employee Plan.

     Under the Executive Plan, 331,200 options are available for grant to two executive officers of the Company. As of December 31, 1998, all 331,200 shares available under the Executive Plan were awarded. Effective March 6, 1998, 278,200 options were awarded to an executive officer. The exercise price of the 278,200 shares was established at $1.12 per share which is less than the $4.50 per share fair market value determined by the Board of Directors. One half of the 278,200 options awarded on March 6, 1998 or 139,100 shares vested immediately and a total of $470,158 was recorded as compensation expense as a result of the vesting of the 139,100 options. On April 14, 1998, an executive officer was awarded 53,000 options under the Executive Plan at an exercise price of $4.50 per share, which was determined by the Board of Directors to be the fair market value of the underlying common stock at the time of grant. All remaining options vest over 48 months from the date of employment and expire after ten years. At December 31, 1998, 185,745.7 options were vested under the Executive Plan.

     Under the Key Management Plan and the Employee Plan, 150,000 and 50,000 options, respectively, were available for grant. As of December 31, 1998, a total of 137,500 options were granted under the Key Management Plan, 22,500 of which vested immediately. A total of 25,925 options were granted under the Employee Plan. The exercise price of options under both plans, which was determined by the Board of Directors to be the fair market value of the underlying common stock at the time of grant, is $4.50 per share. All remaining options under these plans vest over four years beginning July 1, 1999 and expire 10 years from date of grant.

     The Company accounts for the plans under APB Opinion No. 25, under which $843,789 and $972,865 of compensation expense was recognized for the nine months ended December 31, 1998 and for the year ended March 31, 1998, respectively, relating to stock option awards to employees. Had compensation cost for such stock option awards under the plan been determined consistent with SFAS No. 123, the Company's net loss, net loss attributable to common shares and basic and diluted loss per share would have been increased to the following pro forma amounts:

                                           Nine Months Ended           Twelve Months Ended
                                           December 31, 1998              March 31, 1998
                                           -----------------           -------------------
Net loss                 As reported          ($32,788,712)                ($15,030,544)
                         Pro forma            ($33,001,845)                ($15,102,676)

Net loss attributable    As reported          ($41,717,419)                ($19,265,007)
   to common shares      Pro forma            ($42,930,552)                ($19,337,139)

Basic and diluted        As Reported               ($11.94)                      ($7.37)
   loss per share        Pro forma                 ($12.00)                      ($7.39)

     A summary of the status of the Company's stock option plans for the nine months ended December 31, 1998 and the twelve months ended March 31, 1998 and changes during the respective periods is presented in the table and narrative below:

                                         Nine Months Ended            Twelve Months Ended
                                         December 31, 1998              March 31, 1998
                                      ------------------------      ------------------------
                                       Shares       Wtd Avg          Shares         Wtd Avg
                                       (000)        Ex Price         (000)         Ex Price
Outstanding at beginning of year        692.3         1.12
Granted                                 493.8         2.60             728.7          1.12
Exercised
Forfeited                               100.9         1.12              36.4          1.12
Expired
Canceled                              -------                         ______
Outstanding at end of year            1,085.2         1.79             692.3          1.12

Exercisable end of year                 575.8                          287.8
Weighted average fair value of
   options granted                                    2.99                            3.91

     The 493,825 options granted in the nine months ended December 31, 1998 have an exercise price between $1.12 and $4.50 with a weighted average exercise price of $1.79 and a weighted average remaining contractual life of 8.75 years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the option grants in the nine months ended December 31, 1998: risk-free interest rate of 5.51 percent; expected dividend yields of 0 percent; expected life of 10 years; and expected volatility of 0 percent.

10.  Income Taxes

     The Company uses an asset and liability approach to account for income taxes. Deferred income taxes (credit) reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. These temporary differences are determined in accordance with Statement of Financial Accounting Standards
(FAS) No. 109, "Accounting for Income Taxes." The temporary differences and net operating loss carryforward, which give rise to deferred tax assets at December 31, 1998 and March 31, 1998, are as follows:

                                          December 31, 1998     March 31, 1998
                                             Deferred Tax        Deferred Tax
                                          Asset/(Liability)    Asset/(Liability)
                                          -----------------    -----------------
Employee related                          $      1,235,194     $       463,584
Property, plant and equipment
  depreciation expense                          (2,072,079)           (588,411)
Accretion of discount on senior
  discount notes                                 8,876,819           1,374,974
Amortization of debt issuance costs
  related to senior discount notes                 275,091              43,297
Other                                               67,016                  --
Net operating loss carryforward                 12,330,877           6,619,846
Valuation allowance                            (20,712,918)         (7,913,290)
                                          ----------------     ---------------
                                          $             --     $            --
                                          ================     ===============

The provision (credit) for income taxes is summarized as follows:

                                      For the nine
                                      months ended        Year Ended         Year Ended
                                    December 31, 1998    March 31, 1998     March 31, 1997
Current income tax expense
     Federal                           $          --      $         --       $         --
     State                                        --                --                 --
Deferred income tax expense
     Federal                             (11,435,581)       (4,850,473)          (896,666)
     State                                (2,345,790)       (1,092,854)          (202,026)
                                       -------------      -------------      ------------
                                         (13,781,371)       (5,943,327)        (1,098,692)
Valuation allowance                       13,781,371         5,943,327          1,098,692
                                       -------------      ------------       ------------
                                       $          --      $         --       $         --
                                       =============      ============       ============

     The income tax provision (credit) differs from amounts at the statutory federal income tax rate as follows:

                                       For the nine
                                       months ended        Year Ended         Year Ended
                                    December 31, 1998    March 31, 1998     March 31, 1997
                                    -----------------    ---------------    --------------
Income tax provision (credit) at
   statutory rate                      $ (11,476,049)     $ (5,260,690)      $ (986,052)
Meals and entertainment                       15,338            14,993           19,210
Disallowed portion of original
   issue discount on senior                                      5,799              --
   discount notes                             33,570
State income taxes                        (2,354,230)         (703,429)        (131,850)
Valuation allowance                       13,781,371         5,943,327        1,098,692
                                       -------------      ------------       ----------
Income tax provision (credit) as
   reported                            $          --      $         --       $       --
                                       =============      ============       ==========

     At December 31, 1998, the Company had cumulative tax net operating loss carryforwards aggregating approximately $31,060,000 expiring between 2008 and 2019. At December 31, 1998, the Company had recorded a valuation allowance related to its net deferred tax assets aggregating approximately $20,713,000.

11.      Commitments And Contingencies

   Litigation

     The Company is not aware of any pending or threatened litigation that could have a material adverse effect on the results of operations, financial position or cash flow of the Company.

   Operating Leases and Other

     The Company obtained two letters of credit totaling $1,796,880. The first letter, for $500,000, was obtained as part of the Chicago franchise agreement mentioned earlier. The second letter is for the benefit of the Merchandise Mart totaling $1,296,880 and was obtained in place of a security deposit related to the Merchandise Mart lease. These letters of credit are fully collateralized by cash, which is reflected as a restricted cash collateral reserve on the balance sheet. The Company invests the cash in commercial paper which matures daily. For the nine months ended December 31, 1998 and for the years ended March 31, 1998 and 1997, the commercial paper investments had earned $71,920, $95,505 and $11,411, respectively, in interest income.

     The Company entered into a 15-year lease, dated January 31, 1997 (the "Apparel Lease") for its headquarters and NOC. The Apparel Lease initially covered 32,422 square feet, and was increased on July 1, 1998 to cover 40,397 square feet.

     As of December 31, 1998, the aggregate minimum rental commitments under this and other lease agreements were as follows:

          1999                 $ 1,509,497
          2000                   1,569,007
          2001                   1,568,549
          2002                   1,426,606
          2003                   1,369,391
          Thereafter            10,757,262
                               -----------
               Total           $18,200,312

     Rent expense under operating leases was $1,499,097, $662,753 and $55,152 for the nine months ended December 31, 1998 and for the years ended March 31, 1998 and 1997 respectively.

     In March 1998, The Company signed a purchase agreement with Nortel for telecommunications equipment. This agreement covers three years and the purchase of a minimum of $25,000,000 of equipment during the three year period.

12.      Subsequent Events

     On February 15, 1999, the Company issued 1,906.37 additional shares of Exchangeable Preferred Stock as the quarterly dividends on the 13 3/4% Senior Cumulative Exchangeable Preferred Stock Due 2010.

     On February 26, 1999, the Company acquired EnterAct Corp. ("EnterAct"), a Chicago-based provider of Internet access and commercial data services. EnterAct has approximately 50 employees. The majority of EnterAct's approximately 10,000 customers are residential dial up Internet access customers; however, a significant portion of EnterAct's 1998 calendar year revenues were derived from Internet, data and consulting services provided to its business customer base. In connection with this transaction, the Company issued 696,994 shares of its no par value common stock to certain officers of EnterAct and agreed to pay an additional $6,500,000. The Company paid $2,500,000 at the closing and issued two non-interest bearing notes totaling $4 million. The notes are payable to executives of EnterAct over two years, one half due on the first anniversary date and one half due on the second anniversary date. In addition, a stock option plan was approved and options were awarded to certain employees of EnterAct. EnterAct will become 21st Century's commercial division, developing, marketing and selling data and telephony services to the business community.

                                                                         Quarterly Financial Data
                                                                               (Unaudited)

                                                                          For the Three Months Ended
                                             ---------------------------------------------------------------------------------
                                             December 31, 1998    September 30, 1998       June 30, 1998        March 31, 1998
                                             ---------------------------------------------------------------------------------
Operating revenues                           $       453,861      $        280,159         $     139,878        $      65,491
Operating loss                               $    (8,847,454)     $     (7,293,150)        $  (5,886,074)       $  (5,252,740)
Net loss attributable to common shares       $   (15,514,946)     $    (13,978,871)        $ (12,223,602)       $  (9,132,218)
Basic and diluted loss per share             $         (4.44)     $          (4.00)        $       (3.50)       $       (2.74)

                                                                          For the Three Months Ended
                                             ---------------------------------------------------------------------------------
                                             December 31, 1997    September 30, 1997         June 30, 1997      March 31, 1997
                                             ---------------------------------------------------------------------------------
Operating revenue                            $        43,877      $         37,158         $       42,497        $     27,480
Operating loss                               $    (4,816,430)     $     (2,190,282)        $   (1,203,601)       $   (802,586)
Net loss attributable to common shares       $    (5,573,193)     $     (2,638,655)        $   (1,920,941)       $ (1,183,561)
Basic and diluted loss per share             $         (2.34)     $          (1.11)        $        (0.81)       $      (0.52)

Quarterly loss per share amounts may not total loss per share amounts for the year due to changes in the number of shares outstanding.

                       21ST CENTURY TELECOM GROUP, INC.
                          Consolidated Balance Sheets

                                                                                       September 30,            December 31,
                                       ASSETS                                              1999                     1998
                                       ------                                          ---------------          -------------
                                                                                         (Unaudited)
Current Assets
Cash and cash equivalents                                                              $    25,094,932          $  72,901,622
Accounts receivable, less allowances
  of $409,266 and $1,376, respectively                                                         832,049                157,082
Short term investments                                                                      48,941,472             98,464,936
Inventory                                                                                   15,763,062             10,385,575
Prepaid expenses and other                                                                     996,164                598,878
                                                                                       ---------------          -------------
    Total current assets                                                                    91,627,679            182,508,093

Property, Plant and Equipment
Leasehold improvements                                                                       9,935,089              5,647,709
Capital equipment leases                                                                     2,899,077
Property, plant and equipment                                                              130,018,895             57,475,153
Less: accumulated depreciation                                                             (11,462,143)            (4,814,143)
                                                                                       ---------------          -------------
    Property, plant and equipment, net                                                     131,390,918             58,308,719

Other Assets
Restricted cash collateral reserve                                                           4,021,496              1,796,880
Prepaid franchise fees                                                                       3,779,331              3,685,961
Debt issuance costs, net of amortization of $2,581,417 and $1,386,138, respectively          5,417,320              6,601,105
Deferred franchise costs, net of amortization of $758,269 and $623,681, respectively           279,956                350,144
Bank commitment fee, net of amortization of $234,079 and $78,604, respectively                 742,827
Deferred mapping and design, net of amortization of $127,641 and $93,071,
respectively                                                                                   104,707                 44,880
Goodwill, net of amortization of $602,136                                                    9,865,520                      -
Other deferred costs                                                                           197,503                149,889
                                                                                       ---------------          -------------
    Total other assets                                                                      24,408,660             13,527,161
                                                                                       ---------------          -------------
         Total assets                                                                  $   247,427,257          $ 254,343,973
                                                                                       ===============          =============

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------
Current Liabilities
Accounts payable                                                                       $    15,692,919          $  10,688,242
Accrued severance                                                                            1,387,430              1,230,000
Notes payable                                                                                2,000,000                      -
Accrued expenses and other                                                                   2,093,479              1,261,982
                                                                                       ---------------          -------------
    Total current liabilities                                                               21,173,828             13,180,224


Senior discount notes, net of discount of $119,932,594 and $140,681,223,                   243,202,406            222,453,777
respectively
Notes payable                                                                                2,000,000                      -
Other long term obligations                                                                  2,242,411                      -
                                                                                       ---------------          -------------
    Total noncurrent liabilities                                                           247,444,817            222,453,777
                                                                                       ---------------          -------------
         Total liabilities                                                                 268,618,645            235,634,001

Redeemable Preferred Stock
13 3/4% senior cumulative exchangeable preferred stock, $.01 par value
     61,376.08 and 55,458.12 shares outstanding, respectively                               59,297,753             52,617,006

Shareholders' Equity
Class A convertible 8% cumulative preferred stock, no par value                             27,592,791             24,611,966
Voting and non-voting common stock                                                          11,346,651              7,862,836
Common shares to be issued                                                                      40,787                123,432
Retained deficit                                                                          (119,469,370)           (66,505,268)
                                                                                       ---------------          -------------
    Total shareholders' equity                                                             (80,489,141)           (33,907,034)
                                                                                       ---------------          -------------
         Total liabilities and shareholders' equity                                    $   247,427,257          $ 254,343,973
                                                                                       ===============          =============

                       21st CENTURY TELECOM GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                              For the Three Months                        For the Nine Months
                                                               Ended September 30,                         Ended September 30,
                                                  --------------------------------------     ---------------------------------------
                                                          1999                    1998                 1999                  1998
                                                  ---------------       ----------------     -----------------   -------------------
Operating revenues                                $     3,150,238                280,159     $       6,943,878             485,528
                                                  ---------------       ----------------     -----------------   -------------------
Operating expenses
Network operations                                      3,312,900                991,259             7,728,852           2,450,951
Sales and marketing                                     2,741,891                882,437             6,244,813           2,878,264
General and administrative                              5,154,591              4,479,229            13,572,644          10,724,536
Depreciation and amortization                           3,147,628              1,220,384             7,387,043           2,865,312
                                                  ---------------       ----------------     -----------------   -----------------
     Total operating expenses                          14,357,010              7,573,309            34,933,352          18,919,063
                                                  ---------------       ----------------     -----------------   -----------------

Operating loss                                        (11,206,772)            (7,293,150)          (27,989,474)        (18,433,535)

Other (income) expense
Interest expense                                        6,076,614              6,262,339            19,030,185          16,099,695
Interest income                                        (1,268,508)            (2,971,087)           (4,965,650)         (8,044,264)
Amortization of debt issuance costs                       395,432                407,346             1,195,279           1,017,645
Other (income) expense                                     53,242                      -                53,242                   -
                                                  ---------------       ----------------     -----------------   -----------------

     Total other (income) expense                       5,256,780              3,698,598            15,313,056           9,073,076
                                                  ---------------       ----------------     -----------------   -----------------


Net loss                                              (16,463,552)           (10,991,748)          (43,302,530)        (27,506,611)

Preferred stock requirements                           (3,319,135)            (2,987,123)           (9,661,572)         (7,828,057)
                                                  ---------------       ----------------     -----------------   -----------------

Net loss attributable to common shares            $   (19,782,687)       $   (13,978,871)     $    (52,964,102)   $    (35,334,668)
                                                  ===============       ================     =================   =================
Weighted average common
    shares outstanding
                                                     12,683,772.2           10,481,897.1          12,237,169.5        10,228,509.7

Basic and diluted loss per share                  $         (1.56)       $         (1.33)     $          (4.33)   $          (3.45)
                                                  ===============       ================     =================   =================

        See accompanying Notes to the Consolidated Financial Statements.

                       21st CENTURY TELECOM GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)



                                                                                    For the Nine Months
                                                                                     Ended September 30,
                                                                       --------------------------------------------
                                                                             1999                        1998
                                                                       -----------------           ----------------
Operating Activities
Net loss                                                               $    (43,302,530)           $    (27,506,611)
Adjustments to reconcile net loss to net
  cash used for operating activities:
     Depreciation and amortization                                            7,387,044                   2,865,312
     Amortization of debt discount                                           20,748,629                  15,940,951
     Amortization of debt issuance costs                                      1,195,279                   1,017,645
     Stock compensation                                                         373,144                     792,182
     Changes in operating assets and liabilities:
        Receivables, net                                                       (331,225)                    (71,084)
        Inventory                                                            (5,377,487)                 (2,458,360)
        Other current assets                                                   (387,296)                   (696,438)
        Accounts payable                                                      5,124,583                   3,387,502
        Accrued expenses and other
            current liabilities                                                  80,018                   1,582,238
        Noncurrent assets and liabilities, net                               (3,243,750)                 (1,353,872)
                                                                       ----------------            ----------------
Net Cash Used for Operating Activities                                      (17,733,591)                 (6,500,535)
                                                                       ----------------            ----------------
Investing Activities
Capital expenditures                                                        (79,280,306)                (35,966,958)
Purchases and sales/maturities of short term investments, net                49,523,464                 (99,561,203)
Acquisition, net of cash acquired                                            (2,653,914)                          -
                                                                       ----------------            ----------------
Net Cash Used for Investing Activities                                      (32,410,756)               (135,528,161)
                                                                       ----------------            ----------------
Financing Activities
Proceeds from issuance of senior discount notes                                       -                 200,000,000
Proceeds from issuance of class A preferred stock,
     net of issuance costs                                                            -                   1,521,381
Issuance costs related to senior discount notes                                       -                  (7,886,825)
Proceeds from issuance of exchangeable preferred stock,
     net of issuance costs                                                            -                  48,025,236
Proceeds from issuance of Common Stock                                           72,216                           -
Repurchase of Options                                                          (183,194)                          -
Proceeds from leases, net                                                     2,448,635                           -
Payment under interim credit facility                                                 -                  (8,000,000)
                                                                       ----------------            ----------------
Net Cash Provided by Financing Activities                                     2,337,657                 233,659,792
                                                                       ----------------            ----------------

(Decrease)/Increase in Cash and Cash Equivalents                            (47,806,690)                 91,631,096
Cash and Cash Equivalents at Beginning of Period                             72,901,622                   1,404,975
                                                                       ----------------            ----------------
Cash and Cash Equivalents at End of Period                             $     25,094,932            $     93,036,071
                                                                       ================            ================

       See accompanying Notes to the Consolidated Financial Statements.

                       21ST CENTURY TELECOM GROUP, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (Unaudited)


                                                                             Common           Class A
                                                                           Shares to be      Preferred       Retained
                                            Total         Common Stock       Issued            Stock          Deficit
                                        -------------    --------------  --------------  --------------- ---------------
Balances, December 31, 1998             $ (33,907,034)    $  7,862,836   $    123,432    $  24,611,966   $  (66,505,268)
Net loss                                  (43,302,530)               -              -                -      (43,302,530)
Stock issuances                             3,211,220        3,211,220              -                -                -
Accrued preferred stock dividends          (6,019,683)               -              -        1,717,926       (7,737,609)
Preferred stock accretion                    (661,064)               -              -        1,262,899       (1,923,963)
Issuance of shares to be issued                     -           82,645        (82,645)               -                -
Stock options                                 373,144          373,144              -                -                -
Repurchase of options                        (183,194)        (183,194)             -                -                -
Shares issued for stock split                       -                -              -                -                -
                                        -------------------------------------------------------------------------------
Balances, September 30, 1999            $ (80,489,141)    $ 11,346,651   $     40,787    $  27,592,791   $ (119,469,370)
                                        ===============================================================================

                                                                 Common           Common          Class A
                                                Common        Shares to be         Share         Preferred
                                                Shares          Issued           Warrants         Shares
                                           -------------    --------------    ------------     ------------
Balances, December 31, 1998                  3,493,965.7        27,429.2       1,747,066.0         1,554.8
Net loss                                               -               -                 -               -
Stock issuances                                721,066.1               -                 -               -
Accrued preferred stock dividends                      -               -                 -               -
Preferred stock accretion                              -               -                 -               -
Issuance of shares to be issued                 18,365.7       (18,365.7)                -               -
Stock options                                          -               -                 -               -
Repurchase of options                                  -               -                 -               -
Shares issued for stock split                8,484,922.0               -       3,494,132.0               -
                                           -------------    ------------      ------------     -----------
Balances, September 30, 1999                12,718,319.5         9,063.5       5,241,198.0         1,554.8
                                           =============    ============      ============     ===========

       See accompanying Notes to the Consolidated Financial Statements.

                       21ST CENTURY TELECOM GROUP, INC.
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1.   Basis of Consolidation and Presentation

     21st Century Telecom Group, Inc. ("21st Century" or the "Company") is a Chicago-based company incorporated in October 1992. 21st Century is an integrated, facilities-based communications company, which seeks to be the first provider of bundled voice, video and high-speed Internet and data services in selected midwestern markets beginning with Chicago's Area 1. The City of Chicago has awarded the Company a 15-year renewable franchise for Area 1. Area 1 stretches more than 16 miles along Chicago's densely populated lakefront skyline including the nation's second largest business and financial district.

     The Company's accounting and reporting principles conform to generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. Management believes the Company operates in only one reportable segment.

     The condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities and the amounts of revenues and expenses. Actual amounts could differ from those estimates. However, in the opinion of management of the Company, the financial statements include all adjustments, consisting only of normally recurring adjustments, necessary for a fair statement of results for each period shown. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's latest Annual Report on Form 10-K. Certain amounts reported in prior periods have been reclassified to conform to the current period presentation.

     The Company declared a three for one common stock split effective September 30, 1999. All common stock amounts and per share amounts reported reflect this stock split.


2.   Acquisition of Business

     On February 26, 1999, the Company acquired EnterAct, L.L.C. ("EnterAct"), a Chicago-based provider of Internet access and commercial data services.
EnterAct had approximately 50 employees. The majority of EnterAct's approximately 10,000 customers were residential dial up Internet access customers; however, a significant portion of EnterAct's 1998 calendar year revenues were derived from Internet, data and consulting services provided to its business customer base. The Company issued 2,090,982 shares of its no par value common stock valued by the Company at $1.50 per share to certain officers of EnterAct and agreed to pay an additional $6,500,000. The Company paid $2,500,000 at the closing and issued two non-interest bearing notes totaling $4 million. The notes are payable to executives of EnterAct over two years, one half due on the first anniversary date and one half due on the second anniversary date. This acquisition was accounted for as a purchase and accordingly the purchased assets and assumed liabilities have been recorded at their fair market values at the date of acquisition. The purchase price exceeded the estimated fair market value of the net assets acquired resulting in goodwill in the amount of $10,467,656, which is being amortized using the straight line method over 10 years. In addition, stock option plans were approved and options were awarded to certain employees of EnterAct. EnterAct became the Company's Business Services Group, developing, marketing and selling data and telephony services to the business community.

     Since the acquisition of EnterAct was accounted for as a purchase its results of operations have been included with the Company's since the date of acquisition. Had the Company reflected the acquisition as of the beginning of the period, its revenues would have increased approximately $710,000 for the nine months ended September 30, 1999. Comparatively, had the Company reflected the acquisition as of January 1, 1998, its revenues would have increased approximately $864,319 and $2,132,959 for the three and nine months ended September 30, 1998, respectively. All other reportable supplemental pro forma information would not be materially different than the reported amounts.

3.   Earnings Per Share

     As mentioned in Note 1, the Company declared a three for one common stock split effective September 30, 1999. All common stock amounts and per share amounts reported reflect this stock split.

     Basic per share amounts were based on weighted average common shares outstanding, excluding common stock equivalents, of 12,683,772.2 and 10,481,897.1 shares for the three months ended September 30 1999 and 1998, respectively and 12,237,169.5 and 10,228,509.7 shares for the nine months ended September 30, 1999 and 1998, respectively. Given the anti-dilutive effect of including common stock equivalents in the calculation, diluted earnings per share amounts are not presented.

     At September 30, 1999, common shares issuable pursuant to options and warrants included: (1) 3,924,588 common share warrants related to the Class A Convertible 8% Cumulative Preferred Stock, (2) 1,316,610 common share warrants related to 13 3/4% Senior Cumulative Exchangeable Preferred Stock, (3) 3,750,000 options issued in connection with certain Directors' guarantee of a loan, (4) 2,359,980.9 vested employee stock options, and (5) 56,984.1 common share warrants issued to a financial advisor. The net loss attributable to common shares on which the basic earnings per share calculation is based, reflects the net loss increased by the amount of preferred dividends and accretion related to the Class A Convertible 8% Cumulative Preferred Stock and 13 3/4% Senior Cumulative Exchangeable Preferred Stock.

     At September 30, 1998, common shares issuable pursuant to options and warrants included: (1) 3,924,588 common share warrants related to the Class A Convertible 8% Cumulative Preferred Stock, (2) 1,316,610 common share warrants related to the 13 3/4% Senior Cumulative Exchangeable Preferred Stock, (3) 3,750,000 options issued in connection with certain Directors' guarantee of a loan, (4) 1,618,280.7 vested employee stock options, and (5) 56,984.1 stock warrants issued to a financial advisor. The net loss attributable to common shares, on which the basic earnings per share calculation is based, reflects the net loss increased by the amount of preferred dividends and accretion related to the Class A Convertible 8% Cumulative Preferred Stock and 13 3/4% Senior Cumulative Exchangeable Preferred Stock.

4.   Class A Convertible 8% Cumulative Preferred Stock

                                            Preferred
                                              Shares            Amount
                                           -----------       ------------
       December 31, 1998                       1,554.8         $24,611,966
       Accrued Dividends                             -           1,717,926
       Accretion                                     -           1,262,899
                                           -----------       -------------
       September 30, 1999                      1,554.8         $27,592,791
                                           ===========       =============

5.   13 3/4% Senior Cumulative Exchangeable Preferred Stock

                                            Preferred
                                              Shares             Amount
     December 31, 1998                       55,458.12         $52,617,006
     February 15, 1999 Stock Dividend         1,906.37                   -
     May 17, 1999 Stock Dividend              1,971.90                   -
     August 16, 1999 Stock Dividend           2,039.69                   -
     Accrued Dividends                               -           6,019,683
     Accretion                                       -             661,064
                                           -----------       -------------
     September 30, 1999                      61,376.08         $59,297,753
                                           ===========       =============

     On August 16, 1999, the Company declared a quarterly dividend of .034375 share of 13 3/4% Senior Cumulative Exchangeable Preferred Stock per each share of Exchangeable Preferred Stock outstanding as of August 1, 1999, payable on November 15, 1999. An additional 2,039.69 shares of 13 3/4% Senior Cumulative Exchangeable Preferred stock was issued on August 16, 1999 in settlement of these dividends.

6.   Stock Based Compensation Plans

     Effective January 30, 1997, the Company established a common stock option plan. No options were granted under this plan until October 1997. Options to purchase 1,841,129.7 shares of the Company's stock were originally granted under the plan of which 1,841,129.7 were outstanding as of September 30, 1999. Generally, options vest over 48 months from the date of employment and expire after ten years. Options vested under this plan as of September 30, 1999, totaled 1,191,285.

     Effective June 18, 1999, the Board of Directors voted to suspend the common stock option plan. No further awards will be granted. The Plan shall remain in effect with respect to all outstanding awards until such time as those outstanding awards are exercised, canceled, or otherwise terminated. The balance of shares reserved for the plan shall be allocated to one or more existing plans.

     Effective April 14, 1998, the Company established three stock option plans: the Executive Plan, the Key Management Plan, and the Employee Plan.

     Under the Executive Plan, 993,600 options are available for grant to two executive officers of the Company. As of September 30, 1999, all 993,600 shares available under the Executive Plan were awarded. Effective March 6, 1998, 834,600 options were awarded to an executive officer. The exercise price of the 834,600 shares was established at $0.37 per share which is less than the $1.50 per share fair market value determined by the Board of Directors. One half of the 834,600 shares awarded on March 6, 1998 or 417,300 shares vested immediately and a total of $470,158 was recorded as compensation expense as a result of the vesting of the 417,300 options. On April 14, 1998, an executive officer was awarded 159,000 options under the Executive Plan at an exercise price of $1.50 per share, which was determined by the Board of Directors to be the fair market value of the underlying common stock. All options vest over 48 months from the date of employment and expire after ten years. At September 30, 1999, 665,292.9 options were vested.

     Under the Key Management Plan and the Employee Plan, 474,000 and 470,873 options, respectively, were available for grant. As of September 30, 1999, a total of 474,000 options were granted under the Key Management Plan, 167,625 of which are vested. A total of 341,349 options were granted under the Employee Plan, of which 24,456 are vested. The exercise price of options under both plans, which was determined by the Board of Directors to be the fair market value of the underlying common stock, is $1.50 per share. All options under these plans vest over four years beginning July 1, 1999 and expire 10 years from date of grant.

     Effective February 26, 1999, the Company established three new additional stock option plans related to the former employees of EnterAct. EnterAct was acquired by the Company on February 26, 1999. The plans are: the 21st Century Telecom Group, Inc. 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan"), the 21st Century Telecom Group, Inc. 1999 ISP Stock Plan (the "1999 ISP Stock Plan"), and the 21st Century Telecom Group, Inc. ISP Employee Stock Option Plan (the "ISP Employee Stock Option Plan").

     Under the 1999 Stock Incentive Plan 180,000 options are available for grant primarily to specifically named former employees of EnterAct. On February 26, 1999, 150,300 of the shares available under the 1999 Stock Incentive Plan were awarded to such employees with an additional 12,615 options awarded to newly hired employees of the Company in March 1999 and 8,805 options awarded to newly hired employees of the Company in April 1999. Options related to both awards have an exercise price of $1.50 which is equal to the $1.50 fair market value determined by the Board of Directors. All options vest at 25% of the total shares subject to the option, so that the option is fully vested on the fourth anniversary of the grant date. At September 30, 1999, there were no options vested.

     Under the 1999 ISP Stock Plan 1,799,748 options are available for grant to specifically named former employees of EnterAct. On February 26, 1999, all 1,799,748 shares available under the 1999 ISP Stock Plan were awarded at various exercise prices with the vesting status determined by the respective measurement dates. Under the 1999 ISP Stock Plan, three series of options have been issued. The series "A" option price is $11.75 that is subject to a measurement date of the second anniversary date of the grant and expires on the seventh anniversary date of the grant. The series "B" option price is $15.11 that is subject to a measurement date of the second anniversary date of the grant and expires on the seventh anniversary date of the grant. The series "C" option price is $21.83 that is subject to a measurement date of the third anniversary date of the grant and expires on the eighth anniversary date of the grant. Unless terminated, all options vest at 100% on the measurement date provided the fair market value per share of the stock is equal to or greater than the exercise price per share on the measurement date. If on the measurement date the fair market value per share of the stock is less than the exercise price per share the option shall terminate in its entirety. Depending upon the reason and timing for termination of employment, there are specific provisions that allow the employee to exercise vested shares for a period up to one year after termination of employment. Specific vesting guidelines related to change of Company control or death or disability of the employee could result in 100% vesting of options prior to the measurement dates previously stated. At September 30, 1999, there were no options vested.

     Under the ISP Employee Stock Option Plan 296,109 options are available for grant to specifically named former employees of EnterAct. The ISP Employee Stock Option Plan was created by the Company as a substitute for EnterAct's previous option plan. On February 26, 1999, 293,733 shares available under the 1999 ISP Employee Stock Option Plan were awarded at an exercise price of $1.50 which is equal to the $1.50 fair market value determined by the Board of Directors. For purposes of vesting, certain of the grant dates are deemed to be the original grant date under the original EnterAct option plan. All options vest at 50% on the first anniversary of the original grant date, 75% on the second anniversary of the original grant date and 100% on the third anniversary of the original grant date. Depending upon the reason for termination of employment, there are specific provisions that allow the employee to exercise vested shares within 60 days of termination of employment. Options expire after ten years from the date of grant. At September 30, 1999, 223,239 options were vested.

7.   Commitments and Contingencies

     On June 30, 1999, the Company entered into a three-year master equipment lease with Cisco Systems Capital Corporation under which the Company may lease computer equipment as needed. This lease is effectively a financing arrangement that allows the Company to finance up to $3 million in equipment. Total lease payments are dependent upon the types and quantities of equipment needed. As of September 30, 1999, no equipment had been leased.

8.   Subsequent Events

     On November 3, 1999, the Company entered into Amendment No. 2 to its bank revolving credit facility which adjusted certain operating covenants.

     On October 12, 1999, the Company declared a quarterly dividend of .034375 share of 13 3/4% Senior Cumulative Exchangeable Preferred Stock per each share of Exchangeable Preferred Stock outstanding as of November 1, 1999, payable on November 15, 1999. An additional 2,109.80 shares of 13 3/4% Senior Cumulative Exchangeable Preferred stock will be issued on November 15, 1999 in settlement of these dividends.